Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces

Additions to Board of Directors

OVERLAND PARK, Kan. (Dec. 18, 2025) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the company’s board of directors (the board) appointed four new directors as part of a board refreshment initiative.

Joe Reece, non-executive chair of the board, commented, “The addition of these directors further enhances the expertise on the board to support the company as it focuses on its core Salt and Plant Nutrition businesses. Importantly, the additions bring more specific domain expertise to support the company’s back-to-basics strategy. They bring deep knowledge and experience in industrial and manufacturing businesses, and in some cases have direct experience in the salt and plant nutrition industries. I’m confident that they will complement our board and leadership team and help accelerate the progress being made to improve the performance and profitability of the business.”

Compass Minerals has expanded the size of its board from eight to 12 directors to accommodate these appointments.

In addition to the new board appointments, the board has established an additional committee, the Capital Allocation and Technical (CAT) Committee, to further support the focus on the company’s core business operations.

The newly appointed directors were identified and selected in connection with a search process conducted by the Nominating/Corporate Governance (NCG) Committee, with the assistance of a third-party search firm.

Below are brief biographies of the newly appointed directors:

•	Russell Ball – Mr. Ball is a retired mining executive who currently provides consulting and advisory services across the extractive industries. He brings more than 30 years of mining experience to the board, including serving as president and CEO of Calibre Mining Corporation (now Equinox Gold) and executive vice president and chief financial officer of both Newmont Mining Corporation (Newmont) and Goldcorp Inc. (the latter subsequently acquired by Newmont). Mr. Ball will serve on the Audit Committee and become its chair after the 2026 annual meeting. Additionally, Mr. Ball will serve on the CAT Committee.

•	Denise Merle – Ms. Merle currently serves as senior vice president, chief administration officer and chief human resources officer for Weyerhaeuser Company, a global timber REIT and wood products manufacturing company. In her over 25-year career at the company, she has held leadership positions overseeing human resources, finance and audit, and corporate governance and sustainability. Ms. Merle will serve on the Audit, NCG and Compensation Committees.

•	Mark Roberts – Mr. Roberts is currently serving as operating advisor at White Mountain Partners, Inc., a firm providing institutional capital to companies in the essential services, light industrial and specialty consumer industries. He has nearly 30 years of experience leading global salt and potash businesses, including serving as CEO at Morton Salt and chief operating officer at K+S AG, a leading global potash producer. Mr. Roberts will serve on the Environmental, Health, Safety and Sustainability (EHS&S) Committee and will become its chair after the 2026 annual meeting. Additionally, Mr. Roberts will serve on the NCG and CAT Committees.

•	David Safran – Mr. Safran is currently president and CEO of Innovative Surface Solutions LP, a provider of advanced surface treatment technologies and solutions. He has 25 years of experience in corporate finance and business strategy roles, including serving as the CEO of Kissner Group, a North American manufacturer and distributor of bulk rock salt and packaged specialty deicing products. Mr. Safran will serve on the EHS&S and CAT Committees.

Current directors representing the company’s largest shareholder, Koch Minerals & Trading, LLC, a subsidiary of Koch, Inc. (Koch), Vance Holtzman and Shane Wagnon are expected to complete their current term on the board and do not intend to stand for reelection at the company’s 2026 annual meeting. In a statement from Mr. Holtzman and Mr. Wagnon, “Koch is supportive of the back-to-basics strategy being pursued by Compass Minerals and the associated focus on advancing organizational and operational efficiencies, improving profitability, and deleveraging the balance sheet. While Koch has a contractual right to appoint representatives to the Compass Minerals board, Koch has determined that it is appropriate to not stand for reelection at the next annual meeting, given the extremely strong board slate identified through this search process. We believe the skillsets and experiences of the incoming directors align well with the company’s strategy. Koch remains a large shareholder and will continue to evaluate opportunities to assist and support the company in areas where our capabilities can provide mutual benefit.”

The company expects to reduce the size of the board to nine directors, effective at the 2026 annual meeting.

Consistent with the company’s governance guidelines regarding term limits, Lori Walker, the current Audit Committee chair and a board member since 2015, will not stand for reelection at the company’s 2026 annual meeting. The board wishes to thank Ms. Walker for her service and contributions to Compass Minerals.

To facilitate an orderly transition in the coming year, the current non-executive board chair Joe Reece will stand for reelection at the company’s 2026 annual meeting and is then expected to transition from the role at some point during the fiscal year, at which point it is expected that he would step off the board and that the company would reduce the size of the board to eight directors.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Compass Minerals operates 12 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Kevin Gabriel
Vice President, Treasurer & Investor Relations	Senior Director, Corporate Affairs
+1.913.344.9111	+1.913.344.9265
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com